Exhibit 99.1

            VaxGen Opens Biopharmaceutical Manufacturing Facility in
                               South San Francisco

BRISBANE, Calif., June 23 -- VaxGen today announced that it has opened its new biopharmaceutical manufacturing facility in South San Francisco, Calif. The facility includes 17,000 square feet for the production of complex proteins made through recombinant bacterial fermentation and mammalian cell culture. This type of manufacturing is used to make vaccines, monoclonal antibodies and therapeutic proteins. The new facility is designed to manufacture VaxGen's anthrax vaccine and AIDS vaccine candidates, as well as other biopharmaceuticals.

"The dedication of this state-of-the-art manufacturing facility is a significant milestone for VaxGen," said Lance K. Gordon, Ph.D., VaxGen's chief executive officer. "It adds an important component to our late-stage product development capability, including the capacity for commercial manufacturing. This is an asset that few other development-stage biopharmaceutical companies share. With process development activities underway, the facility is already supporting a U.S. government contract to develop a recombinant anthrax vaccine."

The development of VaxGen's South San Francisco facility is part of VaxGen's broader manufacturing strategy, which includes Celltrion, Inc., a joint venture between VaxGen and South Korean partners Nexol Corp., KT&G and J. Stephen & Co. Ventures Ltd. Under this joint venture, a 23-acre biologics manufacturing facility is under development in Incheon, South Korea. "I believe this puts VaxGen in an excellent position not only to develop its own products but to partner with other biopharmaceutical companies," Gordon said.

The plant is being dedicated today. Attendees at the dedication ceremony are expected to include South San Francisco Mayor Pedro Gonzalez, Congresswoman Nancy Pelosi's Deputy District Director Dan Bernal, Congressman Tom Lantos' representative Derek Myers, and State Assemblymember Gene Mullin's District Director Geraldine O'Connor.

Adjacent to the company's research and development building, the South San Francisco facility is designed to manufacture biopharmaceuticals under current Good Manufacturing Practice (cGMP). The cGMP suites include 1,000-liter, 200-liter and 20-liter bioreactors as well as downstream processing. An additional 30,000 square feet are available to support production and quality control operations and allow for additional cGMP capacity.

In addition to using the South San Francisco facility for the development and production of its own products, VaxGen intends to train Celltrion personnel in U.S. cGMP-compliant biologics manufacture as part of its technology transfer agreement with Celltrion. The joint venture is funding the development of the much larger biopharmaceutical manufacturing facility in South Korea, which Celltrion plans to use to provide large-scale contract manufacturing services to companies in the U.S., Asia and Europe.

"The capabilities of these facilities represent strong vehicles for the growth of both VaxGen and Celltrion," said James P. Panek, VaxGen's senior vice president of Manufacturing Operations and co-CEO of Celltrion. "With technology and training from VaxGen and the dedication and resources of our South Korean partners, we believe we can build extremely efficient and effective biopharmaceutical manufacturing operations."

Production of vaccines and other biologic products for clinical trials will begin at the South San Francisco facility once manufacturing processes are tested and validated, which VaxGen anticipates completing by the end of the third quarter of this year.

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About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV/AIDS and is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. For more information, please visit the company's web site at: www.vaxgen.com

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing and progress of completion of manufacturing facilities, the timing of testing, validation and approval of the facilities by the F.D.A., the ability to win future government contracts for the development or commercial stockpile of an anthrax vaccine, the company's plans with respect to its manufacturing strategy and partnering with other companies for manufacturing services, and the ability to develop and manufacture anthrax, HIV/AIDS, or other vaccine candidates or products. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2003, under the heading "Risk Factors," and the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.